UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Everi Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EVERI HOLDINGS INC.

SUPPLEMENT TO PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2024

October 30, 2024

Explanatory Note

As previously announced, on July 26, 2024, Everi Holdings Inc., a Delaware corporation (“Everi” or the “Company”) entered into definitive agreements with International Game Technology PLC, a public limited company incorporated under the laws of England and Wales (“IGT”), Ignite Rotate LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IGT (“Spinco”), Voyager Parent, LLC, a Delaware limited liability company (“Buyer”), and Voyager Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Buyer (“Buyer Sub”) with respect to certain transactions (the “Proposed Transaction”). The definitive agreements entered into by the Company in connection with the Proposed Transaction include: (a) an Agreement and Plan of Merger by and among IGT, Spinco, the Company, Buyer, and Buyer Sub; and (b) a Separation and Sale Agreement by and among IGT, Spinco, the Company, and Buyer, each dated as of July 26, 2024. In addition, to effect the Proposed Transaction, IGT, Spinco, Buyer, and the Company entered into certain ancillary agreements on July 26, 2024, including, among others: (i) a Support Agreement by and among the Company, IGT, Spinco, De Agostini S.p.A., a società per azioni organized under the laws of Italy and the controlling shareholder of IGT, and Buyer; (ii) an Employee Matters Agreement; (iii) a Real Estate Matters Agreement; and (iv) a Tax Matters Agreement.

On October 4, 2024, Everi filed a definitive proxy statement (the “Proxy Statement”) for a Special Meeting of Stockholders (the “Special Meeting”) to be held at 9:00 a.m., Pacific Time on Thursday, November 14, 2024. This supplement (this “Supplement”) to the Proxy Statement supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

Following the announcement of the Proposed Transaction, and as of the date of this Supplement, three purported stockholders of Everi filed complaints alleging that the Proxy Statement omitted or misstated material information with respect to the Proposed Transaction and seeking corrective disclosures and other equitable and legal relief. The complaints are entitled Clancy v. Everi Holdings Inc., et al., No. 1:24-cv-07255-AS (S.D.N.Y. filed Sept. 25, 2024), Marino v. Everi Holdings Inc., et al., No. tc241024-69 (N.Y. S. Ct. filed Oct. 24, 2024) and Miller v. Everi Holdings Inc., et al., docket no. unassigned (N.Y. S. Ct. filed Oct. 25, 2024) (the “Complaints”). Eleven other purported stockholders of Everi have sent demand letters to the Company making allegations and demands similar to those in the Complaints. It is possible that other complaints will be filed or demand letters received. The Company believes that the alleged omissions and misstatements are immaterial and that no further disclosure is required by applicable statute, rule, regulation, or law beyond that already contained in the Proxy Statement.

However, solely in order to avoid the risk that the Complaints or the demand letters may delay or otherwise adversely affect the consummation of the Proposed Transaction, and to minimize the expense and distraction of defending against the Complaints or any potential lawsuit that may arise as a result of the demand letters, the Company has determined to voluntarily make certain supplemental disclosures to the Proxy Statement as set forth below. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of the supplemental disclosures. To the contrary, the Company specifically denies any and all allegations that any additional disclosure was or is required. The Company’s board of directors continues to recommend unanimously that you vote “FOR” the proposals being considered at the Special Meeting.

The information contained herein and in the supplemental disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, along with periodic reports and other information Everi has filed with the U.S. Securities and Exchange Commission (the “SEC”). To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references below are to pages in the Proxy Statement, and terms used below, unless otherwise defined herein, have the meanings given to such terms in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as the date of this Supplement, unless the information indicates another date applies. Except as specifically noted herein, the information set forth in the Proxy Statement remains unchanged.

This Supplement supplements and updates the disclosures in the Proxy Statement as follows (new text is underlined; deleted text is lined-out):

•

Under “Proposal 1: Approval of the Merger Agreement—Background of the Merger” on page 63, replace the paragraph starting with “On May 28, 2024, the Board of Directors held a meeting” with the following:

On May 28, 2024, the Board of Directors held a meeting. Representatives of Pillsbury and GLP attended the meeting. Mr. Rumbolz and Mr. Taylor updated the Board of Directors on the status of discussions among Everi, IGT, and Apollo. The Board of Directors discussed the material open items in the then-latest non-binding term sheet. The Board of Directors noted that as a result of the expiration of the HSR waiting period, all antitrust approvals required for the Original Proposed Transaction had been obtained and there were no foreign direct investment approvals required. The Board of Directors also discussed the gaming and financial services approvals needed to close the Original Proposed Transaction as compared to those needed to close the Proposed Transaction and the uncertainty as to the degree of commitment that Buyer would provide to obtain regulatory approvals. The Board of Directors provided management direction on how to evaluate and proceed on the material open items. Additionally, the Board of Directors approved an amendment of the engagement letter between Everi and GLP clarifying that GLP would be engaged with respect to the Proposed Transaction. The engagement letter, as amended, provided that GLP’s compensation would be contingent on the closing of either the Original Proposed Transaction or the Proposed Transaction with Apollo, and GLP would receive the same fee regardless of which transaction Everi ultimately chose.

•	Under “Proposal 1: Approval of the Merger Agreement—Opinion of Houlihan Lokey” on page 80, replace the third bullet point with the following:

•

reviewed certain publicly available business and financial information relating to Everi and, for supplemental purposes, the IGT Gaming & Digital Business that Houlihan Lokey deemed to be relevant, including the Bloomberg consensus of ~~certain~~ publicly available research analyst estimates with respect to the future financial performance of the IGT Gaming & Digital Business available as of July 23, 2024 (the “Analyst Estimates for the IGT Gaming & Digital Business”);

•

Under “Proposal 1: Approval of the Merger Agreement—Opinion of Houlihan Lokey—Financial Analyses” on page 84, replace the last paragraph before the start of “Selected Companies Analysis” with the following:

Unless the context indicates otherwise, enterprise values used in the selected companies’ analysis described below were calculated using the closing prices of the Everi common stock and the common stock of the selected companies listed below as of July 23, 2024. The estimates of the future financial performance of Everi relied upon for the financial analyses described below were based on the Financial Projections. The estimates of the future financial performance of the selected companies listed below were based on the Bloomberg consensus of ~~certain~~ publicly available research analyst estimates for those companies available as of July 23, 2024.

•	Under “Proposal 1: Approval of the Merger Agreement—Certain Financial Projections” on page 90, replace the text and table at the top of the page with the following:

The following table presents a summary of the Financial Projections for the years ending December 31, 2024 through December 31, 2028. Information included in tables may not foot due to rounding.

	Financial Projections(1)
	Year Ending December 31,
($ in millions)	2024E	2025E	2026E	2027E	2028E
Revenue	$868	$950	$979	$1,016	$1,056
Games	$461	$517	$534	$558	$586

FinTech	$407	$432	$445	$458	$470

Cost of Goods Sold	$(179)	$(211)	$(217)	$(226)	$(236)

Gross Profit	$689	$739	$762	$790	$820

Selling, General and Administrative	$(273)	$(297)	$(308)	$(318)	$(329)

Research & Development	$(71)	$(82)	$(85)	$(88)	$(92)

Total Adjustments(1.5)	$31	$30	$30	$31	$31

Adjusted EBITDA(2)	$375	$390	$400	$414	$430
EBIT(3)	$204	$208	$213	$221	$230
Net Operating Profit After Taxes(4)	$153	$156	$160	$165	$173
Depreciation & Amortization(5)	$140	$152	$156	$162	$169
Accretion of Contract Rights(6)	$9	$9	$9	$9	$9
Capital Expenditures	$(159)	$(161)	$(137)	$(152)	$(158)
Change in Net Working Capital	$(6)	$(12)	$(2)	$(3)	$(4)

Unlevered Free Cash Flow(7)	$138	$144	$187	$181	$189

Adjusted EBITDA less Capital Expenditures	$217	$229	$263	$261	$272

(1)	Certain figures presented in this table are immaterially different from the figures provided to Buyer and its advisors and are identified in the footnotes to this table.
(1.5)

Total Adjustments represent the sum of stock-based compensation, accretion of contract rights associated with placement fee arrangements for leased gaming equipment, and litigation fees, among other adjustments.

(2)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and adjusted for non-cash stock compensation expense, accretion of contract rights, and non-recurring litigation costs.

(3)

EBIT is defined as Adjusted EBITDA less depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, and non-recurring litigation costs. This measure was not directly presented to the Board of Directors. Buyer and its advisors were provided with EBIT figures for 2027E and 2028E of $222 million and $234 million, respectively.

(4)

Net Operating Profit After Taxes is defined as EBIT less Cash Taxes. Cash Taxes were estimated to be $(51) million, $(52) million, $(53) million, $(55) million, and $(58) million in 2024E, 2025E, 2026E, 2027E and 2028E, respectively. “Cash Taxes” is defined as the estimated amount of taxes, assuming a tax rate of 25%, that is required to be paid to the applicable governmental authority to satisfy tax obligations and excludes any differences arising from book tax expense calculated in accordance with GAAP that could arise as a result of limitations on interest deductibility. This measure was not directly presented to Buyer and its advisors.

(5)	Buyer and its advisors were also provided with Depreciation and Amortization figures for 2027E and 2028E of $161 million and $165 million, respectively.

(6)	Buyer and its advisors were provided with Accretion of Contract Rights for 2027E and 2028E of $10 million and $10 million, respectively.
(7)

Unlevered Free Cash Flow is defined as Net Operating Profit After Taxes, plus Depreciation and Amortization, less Capital Expenditures, plus Accretion of Contract Rights, less increase in Net Working Capital. This arithmetically calculated Unlevered Free Cash Flow was not provided to Buyer and its advisors.

Important Information

In connection with the solicitation of proxies, the Company filed the Proxy Statement on October 4, 2024 with the SEC. Everi stockholders can access the Proxy Statement and other proxy materials and vote at www.proxydocs.com/EVRI. EVERI STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly, and current reports with the SEC. These reports can be obtained free of charge at the SEC’s web site at www.sec.gov or from the Company’s website https://www.everi.com/investor-relations/.

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the following: the anticipated benefits of the Proposed Transaction, including future plans, objectives, expectations, and intentions; Everi’s potential or projected future financial performance and expenditures; and other expectations and estimates or statements which are not historical facts. Forward-looking statements can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and the negative of these terms or other similar expressions. These forward-looking statements are based upon information currently available to Everi and are subject to a number of risks, uncertainties, and other factors that could cause actual results to vary materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause actual results to vary materially from the results referred to in the forward-looking statements in this Supplement include the risks noted in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 34 of the Proxy Statement, as well risks related to potential future claims or litigation in connection with the Proposed Transaction and the potential impact of the same on the timing and ability of the parties to consummate the Proposed Transaction, and expenses associated with the Proposed Transaction.

For a more detailed description of the risk factors associated with Everi, refer to Everi’s Annual Report on Form 10-K for the year ended December 31, 2023, Everi’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and subsequent SEC filings by Everi. Stockholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Supplement are made only as of the date of this Supplement, and Everi undertakes no obligation to update any forward-looking information contained in the Proxy Statement or this Supplement to reflect subsequent events or circumstances.

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